                                                                      Exhibit 21
                                                                          Page 1


                              ELLETT BROTHERS, INC.
                         SUBSIDIARIES OF THE REGISTRANT


Evans Sports, Inc., a South Carolina corporation

Leisure Sports Marketing, Inc., a South Carolina corporation

Safesport Manufacturing Company, Inc., a South Carolina corporation

Vintage Editions, Inc., a South Carolina corporation